SCHEDULE I



Lyda Hunt-Herbert Trust - Douglas H. Hunt
Lyda Hunt-Herbert Trust - Barbara A. Hunt
Lyda Hunt-Herbert Trust - Lyda B. Hunt
Lyda Hunt-Herbert Trust - David S. Hunt
Lyda Hunt-Herbert Trust - Bruce W. Hunt

Petro-Hunt Corporation

Lyda Hunt-Margaret Trust - Al G. Hill, Jr.
Lyda Hunt-Margaret Trust - Lyda Hill
Lyda Hunt-Margaret Trust - Alinda Hunt Hill

Hunt Coal Corporation